UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2013

MeadWestvaco Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	001-31215	31-1797999
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 South 5th Street, Richmond, Virginia 23219-0501

(Address of principal executive offices)

(804) 444-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 24, 2013, MeadWestvaco Corporation (the “Company”) entered into an agreement (the “Agreement”) with Mr. Mark S. Cross, its former Senior Vice President, Packaging, regarding his termination of employment. In the Agreement, Mr. Cross has agreed to provisions that provide for noncompetition, non-solicitation and non-disparagement. Mr. Cross will also provide the Company with releases of liability in connection with his termination. Under the Agreement, Mr. Cross will continue as an employee through July 31, 2013. In addition to the compensation and benefits he is otherwise entitled under the Company’s Severance Pay Plan for Salaried Employees, the Agreement provides that he will be eligible for or receive the following additional benefits and compensation:

1.	Mr. Cross will be eligible for consideration to receive an incentive payment under the company’s 2013 Annual Incentive Plan, subject to the terms and conditions of the Plan. This incentive payment is at the discretion of the Compensation and Organization Development Committee of the Company’s Board of Directors.

2.	Mr. Cross’s outstanding unvested stock option awards for 2011, 2012 and 2013, covering 72,876 shares of MeadWestvaco common stock, shall be fully vested subject to the other terms and conditions that apply to such awards.

3.	Mr. Cross’s outstanding stock option awards will remain exercisable for the full term of each respective award, (10 years beginning with the original award date of each grant) subject to the other terms and conditions that apply to such awards.

This summary of the Agreement is qualified in its entirety by a copy of the Agreement which is attached as Exhibit 10.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.01	Agreement between MeadWestvaco Corporation and Mark S. Cross, dated July 24, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEADWESTVACO CORPORATION

	By:	/s/ John J. Carrara
Date: July 30, 2013		John J. Carrara
Assistant Secretary